Exhibit 99.1

Arbor Private Label Mortgage Lender Closes
$450 Million Multifamily Mortgage Loan Securitization

Uniondale, NY, June 25, 2021 -- Arbor Realty Trust, Inc. (“Arbor”) (NYSE:ABR) today announced the closing of a multifamily mortgage loan securitization totaling approximately $450 million (the “Securitization”). Arbor affiliate Arbor Private Label, LLC, originated the mortgage loans and was the loan seller and sponsor for the Securitization. The Securitization is the second for the Arbor Private Label multifamily mortgage loan securitization program.

The Securitization is backed by a pool of 32 fixed rate mortgage loans secured by first priority mortgage liens on 50 multifamily properties. Arbor’s servicing and asset management affiliate, Arbor Multifamily Lending, LLC, will be the primary servicer of the mortgage loans.

Beneficial ownership interests in the Securitization trust are represented by a series of multifamily mortgage pass-through certificates (the “Certificates”). The Certificates were issued under a pooling and servicing agreement, which will govern the servicing and administration of the mortgage loans. An Arbor affiliate will retain the most subordinate class of Certificates, with a balance of approximately $38.2 million (the “Retained Certificates”), in satisfaction of credit risk retention requirements.

All of the Certificates (other than the Retained Certificates and residual interest) were assigned investment grade ratings by Fitch Ratings, Inc. and DBRS, Inc.

The offering of the Certificates was made pursuant to a private placement. The Certificates are not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Arbor Realty Trust, Inc.

Arbor Realty Trust, Inc. (NYSE:ABR) is a nationwide real estate investment trust and direct lender, providing loan origination and servicing for multifamily, single-family rental (SFR) portfolios, and other diverse commercial real estate assets. Headquartered in New York, Arbor manages a multibillion-dollar servicing portfolio, specializing in government-sponsored enterprise products. Arbor is a leading Fannie Mae DUS® lender, Freddie Mac Optigo® Seller/Servicer, and an approved FHA Multifamily Accelerated Processing (MAP) lender. Arbor’s product platform also includes bridge, CMBS, mezzanine and preferred equity lending. Rated by Standard and Poor’s and Fitch Ratings, Arbor is committed to building on its reputation for service, quality and customized solutions with an unparalleled dedication to providing our clients excellence over the entire life of a loan.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor’s expectations include, but are not limited to, changes in economic conditions generally, and the real estate markets specifically, in particular, due to the uncertainties created by the COVID-19 pandemic, continued ability to source new investments, changes in interest rates and/or credit spreads, and other risks detailed in Arbor’s Annual Report on Form 10-K for the year ended December 31, 2020 and its other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

Contact:	Investors:
Arbor Realty Trust, Inc.	The Ruth Group
Paul Elenio, Chief Financial Officer	Daniel Kontoh-Boateng/James Salierno
516-506-4422	646-536-7019/7028
pelenio@arbor.com	dboateng@theruthgroup.com
jsalierno@theruthgroup.com